Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164313

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

SUPPLEMENT NO. 10 DATED APRIL 29, 2011

TO THE PROSPECTUS DATED SEPTEMBER 17, 2010

This document supplements, and should be read in conjunction with, our prospectus dated September 17, 2010 relating to our offering of 180,000,000 shares of common stock, as supplemented by Supplement No. 8 dated March 10, 2011 and Supplement No. 9 dated March 31, 2011. Unless otherwise defined in this Supplement No. 10, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose, among other things, the following:

•	the status of the offering; and

•	updated information regarding the prior performance of programs operated by our sponsors, including prior performance tables, as of December 31, 2010.

Status of the Offering

We commenced this initial public offering on August 12, 2010, pursuant to which we are offering up to 150,000,000 shares of our common stock in a primary offering at $10.00 per share, with discounts available for certain categories of purchasers, and up to 30,000,000 shares of our common stock pursuant to our dividend reinvestment plan at $9.50 per share. On September 17, 2010, we received and accepted subscriptions under this offering equal to the minimum offering amount of $2.5 million, at which point active operations commenced. As of April 8, 2011, we had raised aggregate gross offering proceeds of approximately $10.4 million from the sale of approximately 1.2 million shares in our initial public offering, including shares sold under our dividend reinvestment plan. As of April 8, 2011, approximately 148.8 million shares of our common stock remain available for sale in our primary offering, and approximately 30.0 million shares of our common stock remain available for issuance under our dividend reinvestment plan.

Prior Performance Summary

The following information supersedes the disclosure in the prospectus under the heading “Prior Performance Summary.”

The information presented in this section represents the historical experience of all real estate programs managed over the last ten years by Messrs. Phillips and Edison, our individual Phillips Edison sponsors, and Messrs. Schorsch and Kahane, our individual AR Capital sponsors. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we will rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we will rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor will jointly participate in major decisions as described in this prospectus at “Management – Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood shopping centers.

Unless otherwise indicated, the information presented below with respect to the historical experience of Phillips Edison and the private real estate funds sponsored by Phillips Edison and of AR Capital and the prior programs sponsored by AR Capital is as of the 10-years ending December 31, 2010. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Phillips Edison and AR Capital and their respective affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Appendix A includes five tables with information about the public programs and private funds discussed in this section. They present information with respect to (1) the experience of our sponsors in raising and investing in funds, (2) the compensation paid by prior funds to the sponsor and its affiliates, (3) the operating results of prior funds, (4) sales or disposals of properties by prior funds, and (5) results of completed funds. Table VI located in Part II of the registration statement, which is not part of this prospectus, describes acquisitions of properties by prior programs and funds. We will provide a copy of Table VI to you upon written request and without charge. In all cases, the tables presenting information about the historical experience of programs sponsored by Phillips Edison appear first, followed by tables summarizing similar information for AR Capital.

Private Programs Sponsored by Phillips Edison

Since 1991, Michael C. Phillips and Jeffrey S. Edison, have partnered to acquire, manage and reposition necessity-driven retail properties, primarily grocery-anchored neighborhood and community shopping centers across the United States. Phillips Edison has operated with financial partners through both property-specific and multi-asset discretionary funds, and to date, Phillips Edison has sponsored five private real estate funds and raised approximately $600 million of equity from high-net-worth individuals and institutional investors.

During the 10-year period ending December 31, 2010, Phillips Edison managed five private real estate funds, all of which were multi-investor, commingled funds. All of these private funds were limited partnerships for which affiliates of Messrs. Phillips and Edison act or acted as general partner. In all cases, affiliates of Messrs. Phillips and Edison had responsibility for acquiring, investing, managing, leasing, developing and selling the real estate and real estate-related assets of each of the funds.

Two of the five private real estate funds managed by Phillips Edison raised approximately $395 million of equity capital from 12 institutional investors during the 10-year period ending December 31, 2010. The institutional investors investing in the private funds include public pension funds, sovereign wealth funds, insurance companies, financial institutions, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables contained in Appendix A of this supplement.

During the 10-year period ending December 31, 2010, Phillips Edison acquired 249 real estate investments and invested over $1.8 billion in these assets (purchase price) on behalf of the five private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these five private funds.

Four of the five private funds managed by Phillips Edison during the 10-year period ending December 31, 2010 have or had investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with stable returns, to preserve and return their capital contributions and to realize growth in the value of their investments. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. For each of the private funds, Phillips Edison has focused on acquiring a diverse portfolio of real estate investments. Phillips Edison has typically diversified the portfolios of the private funds by geographic region, investment size, and tenant mix. In constructing the portfolios of the five private funds, Phillips Edison specialized in acquiring a mix of value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value.

Phillips Edison has sought to diversify investments in its private funds by geographic region as illustrated by the chart below. The chart below outlines investments of the private funds by amounts invested (purchase price) during the 10-year period ending December 31, 2010. All were within the United States. The geographic dispersion of properties acquired during the 10-year period ending December 31, 2010 is as follows: 38% of the amount was invested in 97 properties located in the eastern United States, 31% of the amount was invested in 68 properties located in the southern United States, 16% of the amount was invested in 47 properties located in the western United States and 15% of the amount was invested in 37 properties located in the midwestern United States.

PHILLIPS EDISON - PRIVATE PROGRAMS

INVESTMENT BY REGION

In addition to diversifying the private fund portfolios by geographic region, Phillips Edison has primarily focused on necessity-driven retail investments that include the following categories: grocery, general merchandise, discount, health and beauty, and office supply retailers. Unlike industries that are routinely affected by cyclical fluctuations in the economy, shopping centers anchored by these retailers have historically been more resistant to economic downturns. In general, the consistent consumer demand for items such as food, pharmaceutical goods, postal services, general retail and hardware is present in all cycles of the economy.

In seeking to diversify the portfolios of the private funds by investment risk, Phillips Edison has purchased a mix of low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. The majority of the properties purchased by the private funds had prior owners and operators. For more detailed information regarding acquisitions by the private funds in the three years ending December 31, 2010, see Table VI located in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

During the 10-year period ending December 31, 2010, Phillips Edison sold 43 properties on behalf of these five private funds. Phillips Edison continues to actively manage the remaining unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with Phillips Edison affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. For more information regarding the fees paid to Phillips Edison affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables in Appendix A of this supplement.

Adverse Business Developments and Conditions

Market timing is a strategy of buying or selling assets based on predictions of future market price movements. Phillips Edison has not tried to time the sponsorship of real estate programs based on its predictions of the real estate market as a whole. For most of the last 10 years, sponsored programs have been raising capital in order to acquire a desirable portfolio of real estate. As the money has been raised, sponsored programs have sought to acquire real estate at favorable prices based on then-current market conditions. In other words, such programs have generally sought to put capital to use promptly if suitable investments are available rather than hold substantial amounts of cash for long periods. Although our Phillips Edison sponsor believes that this strategy has generally served the investors in Phillips Edison-sponsored programs well, some of the assets acquired by Phillips Edison-sponsored programs were acquired at times when real estate was generally more expensive than during the later stages of the life of the program. As a result, at any given time some acquired assets of a Phillips Edison-sponsored program might sell for prices that are lower than the prices paid for them if those assets had to be liquidated at that time. This can be true even if the property remains leased to creditworthy tenants with long-term leases such that the program continues to project strong income yields. This possibility is the primary reason why Phillips Edison-sponsored programs are sold as long-term investments. With a long-term investment horizon, Phillips Edison-sponsored programs have more flexibility to liquidate or list at a more favorable time during a real estate cycle. Nevertheless, we cannot make any assurances regarding our ability to liquidate or list at a time when real estate prices are attractive relative to the prices we will pay for our portfolio.

Prior Investment Programs Sponsored by AR Capital

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and AR Capital advisor may not be indicative of our future results. The information summarized below is current as of December 31, 2010 and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such annual report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in thisprospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first public program) to December 31, 2010, affiliates of AR Capital Advisor have sponsored nine public programs, of which three programs have raised public funds to date, and five non-public programs with similar investment objectives to our program. From August 2007 (inception of the public program) to December 31, 2010, public programs, which have raised public funds to date, including American Realty Capital Trust, Inc., or ARCT, American Realty Capital New York Recovery REIT, Inc. and the programs consolidated into ARCT, which were ARC Income Properties II and all of the Section 1031 Exchange Programs in existence as of December 31, 2010 described below, had raised $612.7 million from 15,633 investors in ARCT’s public offering and an additional $65.3 million from 205 investors in a private offering by ARC Income Properties II, LLC and 45 investors in a private offering by the Section 1031 Exchange Programs. The public programs purchased 268 properties with an aggregate purchase price of $972.7 million, including acquisition fees, in 39 states and U.S. territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price %

Alabama	1.3%
Arizona	0.8%
Arkansas	1.2%
California	10.8%
Colorado	0.4%

Florida	4.5%
Georgia	2.9%
Illinois	4.1%
Indiana	1.3%
Iowa	0.4%
Kansas	3.6%
Kentucky	3.1%
Louisiana	1.3%
Maine	0.4%
Massachusetts	3.7%
Michigan	1.2%
Minnesota	1.2%
Mississippi	0.8%
Missouri	3.8%
Nebraska	0.2%
Nevada	0.3%
New Jersey	3.6%
New Mexico	0.4%
New York	11.1%
North Carolina	1.4%
North Dakota	0.6%
Ohio	2.7%
Oklahoma	1.3%
Oregon	0.5%
Pennsylvania	8.7%
Puerto Rico	3.3%
South Carolina	1.2%
South Dakota	0.3%
Tennessee	0.4%
Texas	8.6%
Utah	3.5%
Virginia	1.1%
Washington	0.3%
West Virginia	3.7%

100%

The properties are all commercial properties comprised of 25.8% freight and distribution facilities, 23.4% retail pharmacies, 14.5% retail bank branches, 6.2% restaurants, 5.8% discount and specialty retail, 4.5% supermarkets and supermarket anchored shopping centers, 4.3% auto services, 3.6% fashion retail, 3.4% home maintenance, 3.4% office/showroom, 2.7% gas/convenience and 2.6% healthcare, based on purchase price. The purchased properties were 36.0% new and 64.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, one property had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2010, our non-public programs, which were ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income

Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC, had raised $54.3 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million, including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%

100%

The properties are all commercial single tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long term notes payable issued in private placements.

The investment objectives of these programs are different from our investment objectives, which aim to acquire necessity-based neighborhood and community shopping centers.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our AR Capital Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, a Maryland corporation, is the first publicly offered REIT sponsored by American Realty Capital. ARCT was incorporated on August 16, 2007, and qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150,000,000 shares of common stock on January 25, 2008. As of March 31, 2011, ARCT had received aggregate gross offering proceeds of approximately $859.1 million from the sale of approximately 87.9 million shares in its initial public offering. On August 5, 2010, ARCT commenced a follow-on offering of $325 million in shares of common stock. The initial public offering was set to expire on January 25, 2011. However, as permitted by Rule 415 of the Securities Act, ARCT has elected to continue its initial public offering until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow-on offering effective. As of March 31, 2011, ARCT had acquired 318 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of March 31, 2011, ARCT had total real estate investments, at cost, of approximately $1.3 billion. ARCT intends to liquidate each real property investment eight to ten years from the date purchased. As of December 31, 2010, ARCT had incurred, cumulatively to that date, $73.7 million in offering costs, commissions and dealer manager fees for the sale of its common stock and $18.1 million for acquisition costs related to its portfolio of properties.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or ARCNYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. ARCNYRR was organized on October 6, 2009 and intends to elect to be taxed as a REIT beginning with its taxable year ending December 31, 2010. ARCNYRR filed its initial registration statement with the SEC on November 12, 2009 and the registration statement became effective on September 2, 2010. ARCNYRR was formed to acquire quality income-producing commercial real estate, as well as acquiring properties or making other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in New York City. As of March 31, 2011, ARCNYRR had received aggregate gross proceeds of approximately $8.4 million from the sale of 853,990 shares of common stock in its public offering and aggregate gross proceeds of approximately $17.0 million from the sale of approximately 2.0 million shares of its Series A convertible preferred stock from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act), which terminated on September 2, 2010, the effective date of the registration statement. As of March 31, 2011, ARCNYRR had acquired six commercial properties which are 100% leased. As of March 31, 2011, ARCNYRR had total real estate investments, at cost, of approximately $67.6 million. As of March 31, 2011, ARCNYRR had incurred, cumulatively to that date, approximately $5.0 million in offering costs for the sale of its common stock.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc. or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. As of March 31, 2011, the company had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was incorporated on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC RCA filed its registration statement with the SEC on September 14, 2010 and the registration statement became effective on March 17, 2011. As of March 31, 2011, ARC RCA had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Trust II, Inc.

American Realty Capital Trust II, Inc. or ARCT II, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARCT II was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCT II filed its registration statement with the SEC on October 8, 2010, which has not been declared effective by the SEC. As of March 31, 2011, ARCT II had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

ARC — Northcliffe Income Properties, Inc.

ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARC — Northcliffe was incorporated on September 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC — Northcliffe filed its registration statement with the SEC on October 12, 2010, which has not been declared effective by the SEC. As of March 31, 2011, ARC — Northcliffe had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and the registration statement became effective on March 31, 2011. As of March 31, 2011, ARCT III had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the ninth publicly offered REIT sponsored by the American Realty Capital group of companies. ARCP was incorporated on December 2, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCP filed its registration statement with the SEC on February 11, 2011, which has not been declared effective by the SEC. As of March 31, 2011, ARCP had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet and were acquired at a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by American Realty Capital Trust, Inc. in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties IV, LLC implemented a note program that raised proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six Tractor Supply stores. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every five years. The notes issued under this program by ARC Income Properties IV, LLC were sold by Realty Capital Securities through participating broker dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch, to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, 48 properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $9.7 million. ARC Growth Fund, LLC mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination. ARC Growth Fund, LLC closed in December 2010.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10,080,802.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party, a section 1031 Exchange Program. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1,100,000 has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2,567,000, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2,567,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $493,802, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $493,802 have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3,050,000, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3,050,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7,294,000, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7,294,000 had been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY under a tenant in common structure with an unaffiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $575,000 has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including Hy Vee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, Fed Ex, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50,154,000.

American Realty Capital, LLC has operated in three capacities: as a joint venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint venture partners of American Realty Capital, LLC. In instances where American Realty Capital, LLC was not an investor in the transaction, but rather an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;

•	negotiated letters of intent and purchase and sale contracts;

•	obtained financing;

•	performed due diligence;

•	closed properties;

•	managed properties; and

•	sold properties.

Prior Investment Programs Sponsored by Nicholas S. Schorsch

During the period from 1998 to 2002, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38,300,000 from 93 investors and acquired properties with an aggregate purchase price of approximately $272,285,000. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and six percent of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
Pennsylvania	34	1,193,741
New Jersey	38	149,351
South Carolina	3	65,992
Kansas	1	17,434
Florida	4	16,202
Oklahoma	2	13,837
Missouri	1	9,660
Arkansas	4	8,139
North Carolina	2	7,612
Texas	1	6,700

American Financial Realty Trust

In 2002, American Financial Realty Trust (AFRT) was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the President, CEO and Vice-Chairman of AFRT since its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the Chairman of the Finance Committee of AFRT’s Board of Trustees since its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest real estate investment trust initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well diversified portfolio of bank tenants.

Adverse Business Developments and Conditions

AFRT maintained a leveraged balance sheet. Net total debt to total real estate investments as of December 31, 2006 was approximately 55%, with $233.9 million of variable rate debt. As of June 30, 2007, according to published information provided by the National Association of Real Estate Investment Trusts, Inc, or NAREIT, the debt ratio of all office REITs covered by the NAREIT’s REIT WATCH was approximately 44%. The amount of indebtedness may adversely affect their ability to repay debt through refinancings. If they are unable to refinance indebtedness on acceptable terms, or at all, they might be forced to dispose of one or more of their properties on unfavorable terms, which might result in losses to them and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on their operating results and financial condition and their ability to pay dividends to shareholders at historical levels or at all.

The net losses incurred by ARCT, ARCNYRR, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, AR Capital Sponsor’s largest program to date, for the years ended December 31, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families.

Although a portion of the ARCT distributions were paid from proceeds received from the offering, as the property portfolio has increased, cash flow from operations has improved and, in 2010, a greater proportion of cash flow from operations was used to pay distributions than in 2009. ARCT’s affiliated advisor and property manager each waived certain fees due from ARCT in order to provide additional capital to ARCT for purposes of distribution coverage, not due to adverse business conditions. ARCT’s affiliated advisor and property manager have committed to waive fees in the future.

ARC Growth Fund, LLC was different from AR Capital Sponsor’s other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a nonrenewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Attached hereto as Appendices A-1 and A-2 is further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables (“Tables”) provide information relating to the real estate investment programs sponsored by Phillips Edison and programs sponsored by AR Capital. Each of Phillips Edison’s previous programs and investments and some of AR Capital’s prior programs and investments were conducted through privately held entities not subject to the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations to which we will be subject. In addition, we are Phillips Edison’s first publicly offered investment program and Phillips Edison has never operated a public REIT before. Because of these facts, our investors should not assume that the prior performance of programs sponsored by Phillips Edison or AR Capital will be indicative of our future performance. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we will rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we will rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor will jointly participate in major decisions as described in the prospectus at “Management—Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood shopping centers.

Generally, Phillips Edison’s prior programs described in the following tables have investment objectives similar to ours except that Phillips Edison Strategic Investment Fund LLC focuses on acquiring power and lifestyle centers. None of the AR Capital programs had or have investment objectives similar to ours. We consider programs invested primarily in neighborhood and community shopping centers to have investment objectives similar to ours. ARC Growth Fund, LLC was formed to acquire vacant bank branch properties and opportunistically sell such properties.

The Tables below provide information on the performance of a number of private programs of Phillips Edison and public and private programs of AR Capital. This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following tables are included herein for each of Phillips Edison and AR Capital:

TABLE I Experience in Raising and Investing Funds

TABLE II Compensation to Sponsor

TABLE III Operating Results of Prior Programs

TABLE IV Results of Completed Programs

TABLE V Sales or Disposals of Properties

Additional information relating to the acquisition of properties by Phillips Edison’s and AR Capital’s prior programs is contained in Table VI, which is included in Part II of the registration statement of which this prospectus is a part, which we have filed with the Securities and Exchange Commission. Copies of any and all such information will be provided to prospective investors at no charge upon request.

Table I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table I provides a summary of the experience of Phillips Edison in raising and investing in funds for programs that have had an offering close during the three years ended December 31, 2010. Information is provided as to the manner in which the proceeds of the offering have been applied.

	Similar Programs				Other Program
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Percentage of Total Dollar Amount Raised	Phillips Edison Shopping Center Fund IV, LP	Percentage of Total Dollar Amount Raised	Phillips Edison Strategic Investment Fund LLC	Percentage of Total Dollar Amount Raised
Dollar amount offered	$200,000		$500,000		$50,000

Dollar amount raised	$275,000	100%	$119,910	100%	$65,615	100%

Less offering expenses:
Selling commissions and discounts	—	0.0%	—	0.0%	—	0.0%
Organizational and offering expenses	816	0.3%	909	0.8%	77	0.1%
Reserve for operations	—	0.0%	—	0.0%	—	0.0%
Other	—	0.0%	—	0.0%	—	0.0%

Available for investment	$274,184	99.7%	$119,001	99.2%	$65,538	99.9%

Acquisition costs:
Cash down Payment	$322,300	117.2%	$46,569	38.8%	$47,669	72.6%
Acquisition fees	—	0.0%	—	0.0%	—	0.0%
Other (1)	12,331	4.5%	715	0.6%	807	1.2%
Mortgage loan	659,945	240.0%	80,161	66.9%	40,095	61.1%

Total acquisition costs	$994,576	361.7%	$127,445	106.3%	$88,571	135.0%

Percent leveraged	66%		63%		45%

Date offering began	January 2005		September 2007		January 2007

Length of offering (in months)	12		21		4

Months to invest 90% available for investment (measured from date of offering) (2)	18		NA		NA

(1)	Includes legal fees, environmental studies, title and other closing costs.
(2)	As of this offering, Fund IV and the Strategic Investment Fund are currently in their investment periods and have not invested 90% of their committed capital. As assets are identified for investment equity, capital will be called to fund acquisitions throughout the remainder of the investment period.

Table II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table II provides the amount and type of compensation paid to Phillips Edison affiliates during the three years ended December 31, 2010 in connection with 1) each program sponsored by a Phillips Edison investment advisor that had offerings close during this period and 2) all other programs that have made payments to Phillips Edison affiliates during this period. All figures are as of December 31, 2010.

	Similar Programs		Other Program
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Phillips Edison Shopping Center Fund IV, LP	Phillips Edison Strategic Investment Fund LLC
Date offering commenced	January 2005	September 2007	January 2007
Dollar amount raised	$275,000	$119,910	$65,615

Amount paid to sponsor from proceeds of offering:
Underwriting fees	—	—	—
Acquisition fees:
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other	—	—	—

Total amount paid to sponsor	—	—	—

Dollar amount of cash generated from operations before deducting payments to sponsor	$95,065	$7,112	$10,963
Amount paid to sponsor from operations:
Property management fees	13,579	843	417
Partnership management fees	12,102	5,413	4,430
Reimbursements	4,085	355	—
Leasing commissions	9,870	694	285
Acquisition fees	—	—	700
Development fees	1,063	70	—

Totals	$40,699	$7,375	$5,832

Dollar amount of sales and refinancing before deducting payments to sponsor:
Cash	$15,379	—	—
Notes	—	—	—

Amount paid to sponsor from sales and refinancing:
Selling commissions	$406	$124	—
Incentive fees	—	—	—
Other	—	—	—

Totals	$406	$124	—

Table III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table III summarizes the operating results of programs sponsored by Phillips Edison that have had offerings close during the five years ended December 31, 2010. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash generated from operations, sales and refinancings; and information regarding cash distributions. All figures are as of December 31 of the year indicated.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Limited Partnership(4)
(in thousands)	2005	2006	2007	2008	2009	2010
Gross revenues	$85,295	$113,282	$175,683	$210,681	$199,433	$206,323
Profit on sale of properties	6,104	7,889	3,620	264	(524)	54,254
Other income (loss)	(4,165)	(40)	(122)	(2,123)	9,551	(52,451)

Less: Operating expenses (1)	34,359	44,092	71,678	96,315	86,134	88,579
Interest expense	32,341	47,218	84,444	110,143	75,465	73,927
Depreciation and amortization	29,325	38,298	71,955	92,578	80,221	71,419

Net income (loss) before minority interest	(8,791)	(8,477)	(48,896)	(90,214)	(33,360)	(25,799)
Net loss (income) allocated to minority interest holders	—	9,817	31,802	55,112	19,511	58,275

Net income (loss) - GAAP basis	$(8,791)	$1,340	$(17,094)	$(35,102)	$(13,849)	$(32,476)

Taxable Income: (2)
-from operations	(1,377)	4,182	3,180	(8,273)	(3,293)	32,193
-from gain on sale	—	476	2,043	379	2,361	35,889
Cash generated from operations	11,661	20,146	32,135	35,272	44,296	46,743
Cash generated from sales	22,011	35,614	27,603	20,497	30,770	126,187
Cash generated from refinancing (3)	104,799	309,302	688,314	82,652	58,544	(19,935)

Total cash generated from operations, sales and refinancing	138,471	365,062	748,052	138,421	133,610	152,995
Less: Cash distributions to investors:
-from operating cash flow	11,661	16,735	17,675	18,617	10,857	8,853
-from sales and refinancing	3,890	—	—	—	—	—
-from other	—	—	—	—	—	—
Cash generated after cash distributions (3)	122,920	348,327	730,377	119,804	122,753	144,142

Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated after cash distributions and special items	$122,920	$348,327	$730,377	$119,804	$122,753	$144,142

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
-from operations	(6.18)	18.79	14.29	(31.01)	(12.34)	120.69
-from recapture	—	—	—	—	—	—
Capital gain (loss)	—	2.14	9.18	1.42	8.85	134.54
Cash distributions to investors
Source (on a GAAP basis)
-from investment income	—	5.61	—	—	—	37.00
-from return of capital	65.00	64.39	74.00	74.00	37.00	—

Total distribution on GAAP basis	$65.00	$70.00	$74.00	$74.00	$37.00	$37.00

Source (on cash basis)
-from sales	16.26	—	—	—	—	—
-from refinancings	—	—	—	—	—	—
-from operations	48.74	70.00	74.00	74.00	37.00	37.00

Total distributions on cash basis	$65.00	$70.00	$74.00	$74.00	$37.00	$37.00

Amounts (in percentage terms) remaining in program properties as of December 31, 2010						66%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program is compromised of partnerships, limited liability companies, real estate investment trusts and subchapter S corporations, which file tax returns for which the partners, members and stockholders are taxed on their respective shares of entity income, and accordingly, no provision for income taxes is included in the consolidated financial statements.

(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)

Consolidated financial statements of Phillips Edison Limited Partnership and its subsidiaries. As well as being the general partner in all Phillips Edison-sponsored programs, Phillips Edison Limited Partnership has limited partner interests in the programs reported.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund III, L.P.
(in thousands)	2005	2006	2007	2008	2009	2010
Gross revenues	$1,035	$20,293	$76,076	$106,147	$97,705	$97,392
Profit (loss) on sale of properties	—	—	—	264	(551)	3,077
Other Income (loss)	—	—	(30)	(2,186)	(1,694)	(49,806)

Less: Operating expenses (1)	2,164	11,415	29,115	40,062	36,476	37,912
Interest expense	560	9,653	42,131	62,297	38,563	38,042
Depreciation and amortization	349	9,161	38,015	56,106	49,444	39,312

Net loss - GAAP basis	$(2,038)	$(9,936)	$(33,215)	$(54,240)	$(29,023)	$(64,603)

Taxable Income: (2)
-from operations	(494)	(422)	8,549	4,940	(3,889)	917
-from gain on sale	—	—	—	—	—	3,310

Cash generated (deficiency) from operations	(1,437)	(104)	14,939	21,792	14,250	18,324
Cash generated (deficiency) from sales	—	—	—	1,778	4,956	14,395
Cash generated from refinancing (3)	33,895	275,355	605,075	(13,637)	(3,280)	(11,608)

Total cash generated from operations, sales and refinancing	32,458	275,251	620,014	9,933	15,926	21,111
Less: Cash distributions to investors:
-from operating cash flow	—	—	14,939	—	—	—
-from sales and refinancing	—	—	7,561	—	—	—
-from other	—	—	—	—	—	—
Cash generated after cash distributions	32,458	275,251	597,514	9,933	15,926	21,111

Less: Special items (not including sales and refinancing)	—	—	—	—	—	—
Cash generated after cash distributions and special items	$32,458	$275,251	$597,514	$9,933	$15,926	$21,111

Tax and distribution Data per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
- from operations	(46.68)	(3.47)	31.09	18.43	(14.51)	3.42
- from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	12.35
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	—	—	56.55	—	—	—
- from return of capital	$—	$—	25.27	—	—	—

Total distribution on GAAP basis	$—	$—	$81.82	$—	$—	$—

Source (on cash basis)
- from sales	—	—	—	—	—	—
- from refinancings	—	—	27.49	—	—	—
- from operations	$—	$—	54.32	—	$—	$—

Total distributions on cash basis	$—	$—	$81.82	$—	$—	$—

Amounts (in percentage terms) remaining in program properties as of December 31, 2010						99.6%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program qualifies as a REIT under the Internal Revenue Code for federal income tax purposes. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.

(3)	Cash generated from financing / refinancing includes original mortgage proceeds and capital contributions when assets were acquired.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund IV, L.P.
(in thousands)	2007	2008	2009	2010
Gross revenues	$—	$2,950	$6,622	$9,490
Profit on sale of properties	—	—	—	8,431
Other income (loss)	—	—	(1,390)	(9,566)

Less: Operating expenses (1)	509	4,066	5,049	6,033
Interest expense	—	1,533	2,278	2,692
Depreciation and amortization	—	1,351	2,679	3,809

Net loss - GAAP basis	$(509)	$(4,000)	$(4,774)	$(4,179)

Taxable Income: (2)
-from operations	—	(1,373)	(87)	(155)
-from gain on sale	—	—	—	—

Cash generated (deficiency) from operations	336	(1,473)	(730)	1,940
Cash generated (deficiency) from sales	—	—	—	1,884
Cash generated from refinancing (3)	(217)	49,524	14,093	51,813

Total cash generated from operations, sales and refinancing	119	48,051	13,363	55,637

Less: Cash distributions to investors:
-from operating cash flow	—	—	—	—
-from sales and refinancing	—	913	—	—
-from other	—	—	—	—

Cash generated after cash distributions (3)	119	47,138	13,363	55,637

Less: Special items (not including sales and refinancing)	—	—	—	—

Cash generated after cash distributions and special items	$119	$47,138	$13,363	$13,363

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary loss
- from operations	—	(62.33)	(3.41)	(2.49)
- from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors (4)
Source (on a GAAP basis)
- from investment income	—	—	—	—
- from return of capital	—	41.45	—	—

Total distribution on GAAP basis	$—	$41.45	$—	$—

Source (on cash basis)
- from sales	—	—	—	—
- from refinancings	—	41.45	—	—
- from operations	—	—	—	—

Total distributions on cash basis	$—	$41.45	$—	$—

Amounts (in percentage terms) remaining in program properties as of December 31, 2010				100%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests.

(3)	Cash generated from financing / refinancing includes original mortgage financing and subsequent financings.
(4)

As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment equity, capital will be called to fund the acquisition throughout the remainder of the investment period.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Strategic Investment Fund
(in thousands)	2007	2008	2009	2010
Gross revenues	$—	$—	$1,743	$8,160
Profit on sale of properties	—	—	—	—
Other income (loss)	6	10	14,114	4,322

Less: Operating expenses (1)	99	1,840	2,718	4,943
Interest expense	—	9	468	1,498
Depreciation and amortization	—	—	742	2,947

Net income (loss)—GAAP Basis	$(93)	$(1,839)	$11,929	$3,094

Taxable income: (2)
-from operations	—	—	(1,468)	(258)
-from gain on sale	—	—	—	—

Cash generated (deficiency) from operations	(132)	(1,826)	1,318	5,639
Cash generated (deficiency) from sales	—	—	—	—
Cash generated from financing / refinancing (3)	7,204	2,783	60,261	39,238

Total cash generated from operations, sales and refinancing	7,072	957	61,579	44,877

Less: Cash distributions to investors:
-from operating cash flow	—	—	—	1,000
-from sales and refinancing	—	—	—	—
-from other	—	—	—	—

Cash generated after cash distributions (3)	7,072	957	61,579	43,877

Less: Special items (not including sales and refinancing)

Cash generated after cash distributions and special items	$7,072	$957	$61,579	$43,877

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
- from operations	—	—	(48.98)	(3.99)
- from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	—	—	—	15.46
- from return of capital	—	—	—	—

Total distribution on GAAP basis	$—	$—	$—	$—

Source (on cash basis)
- from sales	—	—	—	—
- from refinancings	—	—	—	—
- from operations	—	—	—	15.46

Total distributions on cash basis	$—	$—	$—	$—

Amounts (in percentage terms) remaining in program properties as of December 31, 2010				100%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. As such, the program is generally not subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders.

(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)

As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment equity, capital will be called to fund the acquisition throughout the remainder of the investment period.

Table V

SALES AND DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties sponsored by Phillips Edison during the three years ended December 31, 2010. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours.

				Selling Price, Net of Closing costs and GAAP Adjustments					Costs of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures total
	Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total(1)	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total
Phillips Edison Shopping Center Fund III, LP
	Chuck E Cheese	6/27/2007	6/8/2008	617,012	747,500	—	—	1,364,512	747,500	360,758	1,108,258	(27,807)
	Ashland Station	12/20/2006	11/13/2009	72,493	1,207,733	—	—	1,280,226	2,236,771	1,111,077	3,347,848	184,478
	Tops Plaza-Canandaaigua	8/20/2007	3/17/2010	4,094,538	4,171,789	—	—	8,266,321	5,102,233	161,392	5,263,626	1,073,218
	Family Station	6/27/2007	2/23/2010	115,099	4,496,054	—	—	4,611,152	3,705,000	2,028,206	5,733,206	399,858

				$4,899,141	$10,623,070	$—	$—	$15,522,211	$11,791,504	$3,661,433	$15,452,938	$1,629,748
Phillips Edison Shopping Center Fund IV, LP
	Village Shoppes at East Cherokee	8/22/2008	9/7/2010	—	15,784,000	—	—	15,784,000	15,784,000	2,971,188	18,755,188	(30,314)

				$—	$15,784,000	$—	$—	$15,784,000	$15,784,000	$2,971,188	$18,755,188	$(30,314)
Phillips Edison Limited Partnership
	Oak Harbor	11/15/2006	2/7/2008	274,519	6,230,938	—	—	6,505,457	2,822,200	3,464,520	6,286,720	—
	301& Hawthorne	7/18/2007	4/30/2008	830,746	4,793,499	—	—	5,624,244	1,676,279	3,938,281	5,614,560	21,121
	Saratoga	5/1/2005	8/22/2008	1,354,630	4,085,361	—	—	5,439,991	967,838	2,992,658	3,960,497	—
	Vernal	3/28/2006	6/3/2009	1,061,767	2,989,002	—	—	4,050,769	343,486	3,366,678	3,710,163	97,448
	Brierhill & Churchville	12/2/2008	11/3/2009	1,177,336	4,340,101	—	—	5,517,437	1,879,941	3,146,861	5,026,802	96,994
	River Road Walgreen’s	1/5/2009	11/4/2009	742,839	4,862,030	—	—	5,604,869	3,190,074	1,722,670	4,912,745	6,924
	Idaho Falls	6/1/2007	12/16/2009	299,343	4,732,100	—	—	5,031,444	2,563,907	2,845,360	5,409,267	417,417
	Unser & McMahon Walgreen’s	6/27/2008	1/6/2010	297,246	4,896,106	—	—	5,193,353	5,057,379	364,621	5,422,000	69,148
	Renton	3/3/2008	3/12/2010	160,579	6,684,119	—	—	6,844,699	6,678,540	501,472	7,180,012	404,995
	Cape Henry Station	3/1/2003	6/15/2010	2,811,053	3,410,873	—	—	6,221,926	3,800,000	722,313	4,522,313	2,078,442
	Knollview	6/5/2003	7/16/2010	(410,815)	2,104,083	—	—	1,693,268	2,100,000	162,645	2,262,645	(133,782)
	Pablo Plaza Station	3/1/2003	8/31/2010	11,379,033	7,515,335	—	—	18,894,368	8,400,000	6,453,217	14,853,217	5,227,204
	Westbird Station	3/1/2003	8/31/2010	8,539,772	8,454,779	—	—	16,994,551	9,450,000	2,066,318	11,516,318	4,286,095
	Gunston Station	8/1/2001	11/22/2010	11,574,886	16,113,422	—	—	27,688,308	9,801,617	7,149,196	16,950,813	11,567,339
	Applewood Station	3/1/2003	11/2/2010	3,486,025	5,261,235	—	—	8,747,260	5,900,000	1,379,569	7,279,569	3,296,550
	Milford Station	9/1/1997	12/8/2010	531,990	—	—	—	531,990	2,142,566	267,849	2,410,415	(247,472)
	Lake Stevens Northwest Walgreens	6/13/2008	10/19/2010	670,804	6,221,367	—	—	6,892,171	2,590,708	7,896,115	10,486,823	382,209
	River Road Northwest Retail	6/13/2008	10/15/2010	1,342,443	937,970	—	—	2,280,413	—	1,942,068	1,942,068	782,803
	Old Bridge & Smoketown Walgreens	12/27/2006	12/17/2010	1,771,878	3,132,513	—	—	4,904,391	—	4,395,801	4,395,801	22,182

				$47,896,075	$96,764,834	$—	$—	$144,660,909	$69,364,535	$54,778,212	$124,142,747	$28,375,617

(1)	Phillips Edison Limited Partnership recognized capital gain on the properties that it sold; Phillips Edison Shopping Center Fund III, L.P. recognized ordinary gain on the properties that it sold.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM

PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds for (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010, and (ii) American Realty Capital New York Recovery REIT, Inc. as of and for the period from its inception on October 6, 2009 through December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied and the timing and length of this offering. Proceeds raised by American Realty Capital Trust, Inc. and American Realty Capital New York Recovery REIT, Inc. have been invested over time as investment opportunities have arisen and no specific time period has been set for the investment of 90% of the funds. American Realty Capital Trust, Inc. is an ongoing offering through the earlier of July 24, 2011 or the date the SEC declares the registration for the American Realty Capital Trust, Inc.’s follow-on offering effective, and proceeds are currently being raised through the offering period.

	American Realty Capital Trust Inc.			American Realty Capital New York Recovery REIT, Inc.

			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000
Dollar amount raised	603,399			2,873
Dollar amount raised from non-public program and private investments	37,460	(1)		27,797	(2)
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock (3)	200			200

Total dollar amount raised (4)	$641,059		100.00%	$30,870		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$53,466		8.34%	$1,929		6.25%
Organizational expenses	20,198		3.15%	943		3.05%
Other	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%

Available for investment	$567,395		88.51%	$27,998		90.70%

Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—		0.00%
Cash down payment (5)	501,974		78.30%	21,829		70.71%
Acquisition fees	16,897		2.64%	1,227		3.97%
Other	—		0.00%	—		0.00%

Total acquisition costs	$518,871		80.94%	$23,056		74.69%

Percentage leverage (mortgage financing divided by total acquisition costs)	72.7	%(6)		-154.1	%(7)
Date offering began	3/18/2008			10/2/2009
Number of offerings in the year	1			1
Length of offerings (in months)	39			33
Months to invest 90% of amount available for investment (from beginning of the offering) (8)	NA			NA

(1)

American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, LLC. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, LLC is also included as a stand-alone program and is included separately in information about private programs.

(2)

American Realty Capital Trust New York Recovery REIT sold a non-controlling interest in a property. The total amount contributed in this arrangement was $13.0 million. In addition, $15.0 million was raised in a private offering of convertible preferred securities.

(3)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.
(4)	Offerings are not yet completed, funds are still being raised.
(5)	Includes $12.0 million investment made in joint venture with American Realty Capital Trust New York Recovery REIT, Inc. for the purchase of real estate.
(6)

Total acquisition costs of the properties exclude $377.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $872.3 million. The leverage ratio was 42.7% at December 31, 2010.

(7)

Total acquisition costs of the properties exclude $35.5 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $66.3 million. The leverage ratio was 53.4% at December 31, 2010.

(8)	As of December 31, 2010, these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010, and ARC Growth Fund, LLC. from its inception on July 24, 2008 to December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
(dollars in thousands)			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates (1)	1,975			—			—			—			2,575

Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%

Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%

Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%

Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%

Percentage leverage	434.97%			292.61%			141.19%			344.35%			253.20%

(mortgage financing divided by total acquisition costs)
Date offering began	6/05/2008	8/12/2008	9/29/2009	6/23/2011	7/24/2008
Number of offerings in the year	1	1	1	1	1
Length of offerings (in months)	7	4	3	4	1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7	4	3	4	1

(1)	Includes mortgage note assumed for ARC Income Properties, LLC.
(2)

Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquistion purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010.

(3)

Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquistion purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010.

(4)

Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010.

(5)

Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquistion purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2010.

(6)

Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquistion purchase price was $63.6 million. The program was concluded at December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates by (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010 and (ii) American Realty Capital New York Recovery REIT, Inc. as of and for the period from its inception on October 6, 2009 through December 31, 2010.

	American Realty Capital Trust, Inc.		American Realty Capital New York Recovery REIT, Inc.
(dollars in thousands)
Date offering commenced	3/18/2008		10/2/2009
Dollar amount raised	$641,059	(1)	$30,870	(2)

Amount paid to sponsor from proceeds of offering
Underwriting fees	53,466		1,929
Acquisition fees:
Real estate commissions	—		—
Advisory fees – acquisition fees	8,672		663
Other – organizational and offering costs	9,995		1,343
Other – financing coordination fees	4,690		266
Other – acquisition expense reimbursements	3,692		698
Dollar amount of cash generated from operations before deducting payments to sponsor	11,351		(1,235)
Actual amount paid to sponsor from operations:
Property management fees	—		—
Partnership management fees	—		—
Reimbursements	—		—
Leasing commissions	—		—
Other (asset management fees)	1,499		—

Total amount paid to sponsor from operations	$1,499		$—

Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$860		$—
Notes	—		—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$26		$—
Incentive fees	—		—
Other – Financing coordination fees	—		—

(1)	Includes $603.4 million raised from public program, $37.4 million raised from minority interest investments and private program and $0.2 million raised from sponsor and affiliates.
(2)	Includes $2.9 million raised from public program, $26.8 million raised from minority interest investment and private investments.

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010, and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2010		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(2)

Amount paid to sponsor from proceeds of offering
Underwriting fees	785		323		666		397		—
Acquisition fees
Real estate commissions	—		—		—		—		—
Advisory fees – acquisition fees	2,959		423		662		—		1,316
Other – organizational and offering costs	—		—		—		—		—
Other – financing coordination fees	939		333		149		—		45
Dollar amount of cash generated from operations before deducting payments to sponsor	(3,091)		2,291		(724)		(691)		(5,325)
Actual amount paid to sponsor from operations:
Property management fees	—		—		—		—		—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—

Total amount paid to sponsor from operations	$—		$—		$—		$—		$—

Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—	$—	$—	$—	$13,560
Notes	—	—	—	—	18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—	—	—	—	—
Incentive fees	—	—	—	—	—
Other (disposition fees)	—	—	—	—	1,169
Other (refinancing fees)					39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the consolidated operating results of American Realty Capital Trust, Inc. and American Realty Capital

New York Recovery REIT, Inc. as of the dates indicated.

	American Realty Capital Trust, Inc.			American Realty Capital New York Recovery REIT, Inc.
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2010	Period From October 6, 2009 (Date of Inception) to December 31, 2009 (6)
Gross revenues	$45,233	$15,511	$5,549	$2,378	$—
Profit on sales of properties	143	—	—	—	—
Less:
Operating expenses	15,265	1,158	2,002	2,139	1
Interest expense	18,109	10,352	4,774	1,070	—
Depreciation	17,280	6,581	2,534	500	—
Amortization	4,374	1,735	522	540	—

Net loss before noncontrolling interests – GAAP Basis	(9,652)	(4,315)	(4,283)	(1,871)	(1)
Net income (loss) attributable to noncontrolling interests – GAAP Basis	(181)	49	—	109	—

Net loss GAAP basis	$(9,833)	$(4,266)	$(4,283)	$(1,762)	$(1)

Taxable income (loss)
From operations	$(9,976)	$(4,266)	$(4,283)	$(1,762)	$(1)
From gain (loss) on sale	143	—	—	—	—
Cash generated from (used by) operations (1)	9,864	(2,526)	4,013	(1,234)	(1)
Cash generated from sales	900	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	$10,764	$(2,526)	$4,013	$(1,234)	$(1)
Less: Cash distribution to investors
From operating cash flow	9,864	1,818	296	— (3)	—

From sales and refinancing	900	—	—	—	—
From other	647 (2)	70	—	—	—

Cash generated after cash distributions	$(647)	$(4,414)	$3,717	$(1,234)	$(1)
Less: Special items
Cash generated after cash distributions and special items	$(647)	$(4,414)	$3,717	$(1,234)	$(1)
Tax and distribution data per $1,000 invested
Federal income tax results: (4) (5)
Ordinary income (loss)
from operations	—	$(22.75)	$(0.33)	—	—
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	—	—	—	—	—
Return of capital	—	$(13.06)	$1.22	—	—
Source (on GAAP basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	$12.57	$1.22	—	—

(1)	Includes cash paid for interest.
(2)	Distributions paid from proceeds from the sale of common stock. From inception to December 31, 2010, total cash provided by operations on a cumulative basis exceeded our distributions to investors.
(3)	There were no distributions made for public programs as of December 31, 2010.
(4)	Based on amounts raised as of the end of each period.
(5)	Federal tax results for the year ended December 31, 2010 are not available as of the date of this filing.
(6)	There were no public investors for this program as of December 31, 2009.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the consolidated operating results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC, and ARC Growth Fund, LLC as of the dates indicated.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties III, LLC		ARC Income Properties IV, LLC	ARC Growth Fund, LLC
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Period from June 23, 2010 to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 24, 2008 to December 31, 2008
Gross revenues	$7,008	$5,347	$1,341	$3,507	$3,423	$337	$2,237	$341	$94	$95	$185	$8
Profit (loss) on sales of properties				143						(251)	(4,682)	9,746
Less:
Operating expenses	320	2,847	5	113	7	—	36	918	489	234	528	2,004
Interest expense	6,525	4,993	688	2,151	2,161	162	1,359	186	100	—	1,494	597
Interest expense- investors notes	1,935	1,583	381	1,167	1,024	11	986	201	90	—	—	—
Depreciation	3,519	2,676	909	1,748	1,758	200	642	127	54	195	592	344
Amortization	976	886	—	663	670	—	249	42	18	—	—	—

Net income –GAAP Basis	$(6,267)	$(7,638)	$(642)	$(2,192)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(657)	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	(6,267)	(7,638)	(642)	(2,335)	(2,197)	(36)	(1,035)	(1,133)	(443)	(334)	(2,429)	(2,937)
From gain (loss) on sale	—	—	—	143	—	—	—	—	—	(251)	(4,682)	9,746
Cash generated from (used by) operations (1)	(1,896)	(2,349)	1,154	560	(2,282)	4,013	(33)	(691)	(691)	(330)	(1,769)	(3,226)
Cash generated from sales	—	—	—	246	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	(1,896)	(2,349)	1,154	806	(2,282)	4,013	(33)	(691)	(691)	(330)	(2,216)	7,932

Less: Cash interest payments made to

investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932

(1)	Includes cash paid for interest including interest payments to investors.

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes; therefore, U.S. federal income tax results for these programs is not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

(UNAUDITED)

Table IV summarizes the results of ARC Growth Fund, LLC, a completed program of AR Capital Sponsor as of December 31, 2010.

(dollars in thousands)
Program name	ARC Growth Fund, LLC
Dollar amount raised	$7,850
Number of properties purchased	52
Date of closing of offering	July 2008
Date of first sale of property	July 2008
Date of final sale of property	December 2010

Tax and distribution data per $1,000 investment through 12/31/2010(1)
Federal income tax results
Ordinary income (loss)
- From operations	—
- From recapture	—
Capital gain (loss)	—
Deferred gain	—
Capital	—
Ordinary	—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	—
- Return of capital	$7,226
Source (on cash basis)
- Sales	$7,226
- Refinancing	—
- Operations	—
- Other	—
Receivable on net purchase money financing	—

(1)	Program is combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program are not presented.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V summarizes the sales or disposals of properties by American Realty Capital Trust, Inc. as of December 31, 2010.

American Realty Capital Trust, Inc.

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of Properties Including Closing Costs and Soft Costs			Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures (5)
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program (1)	Adjustments Resulting From Application of GAAP (2)	Total (3)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs (4)	Total
PNC Bank Branch New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183

(1)	No purchase money mortgages were taken back by program.
(2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(5)

Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2010.

ARC Income Properties II, LLC

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of Properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program (2)	Adjustments Resulting From Application of GAAP (3)	Total (4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs (5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures (6)
PNC Bank Branch New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183

ARC Growth Fund, LLC

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of Properties Including Closing Costs and Soft Costs			Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures (6)
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program (2)	Adjustments Resulting From Application of GAAP (3)	Total (4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs (5)	Total
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15

Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia, PA(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL(1)	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)

Seminole, FL(1)	July-08	March-10	—	1,098	—	—	1,098	1,098	1,061	2,159	(48)

Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)

Lawrenceville, GA(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)

Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)

			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

(1)	Sale of property was to a related party.
(2)	No purchase money mortgages were taken back by any program.
(3)	Financial information for programs is prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions in connection with the acquisition of the property.
(6)

Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operation of the property.

APPENDIX A-1: PRIOR PERFORMANCE OF AMERICAN FINANCIAL REALTY TRUST

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2006, 2005 and 2004

(In thousands, except per share data)

(unaudited)

	Year Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$253,485	$219,689	$148,695
Operating expense reimbursements	166,712	155,181	81,101
Interest and other income	6,425	5,202	3,143

Total revenues	426,622	380,072	232,939
Expenses:
Property operating expenses:
Ground rents and leasehold obligations	14,336	13,427	8,726
Real estate taxes	42,868	35,232	21,659
Property and leasehold impairments	5,500	144	446
Other property operating expenses	166,310	142,148	73,730

Total property operating expenses	229,014	190,951	104,561
Marketing, general and administrative	24,934	24,144	23,888
Broken deal costs	176	1,220	227
Repositioning	9,065	—	—
Amortization of deferred equity compensation	8,687	10,411	9,078
Outperformance plan – contingent restricted share component	—	—	(5,238)
Severance and related accelerated amortization of deferred compensation	21,917	4,503	1,857
Interest expense on mortgages and other debt	142,432	120,514	72,121
Depreciation and amortization	126,307	115,439	74,427

Total expenses	562,532	467,182	280,921

Loss before net gain on sale of land, equity in loss from joint venture, net loss on investments, minority interest and discontinued operations	(135,910)	(87,110)	(47,982)
Gain on sale of land	2,043	1,596	80
Equity in loss from joint venture	(1,397)	—	—
Net loss on investments	—	(530)	(409)

Loss from continuing operations before minority interest	(135,264)	(86,044)	(48,311)
Minority interest	2,686	1,984	1,835

Loss from continuing operations	(132,578)	(84,060)	(46,476)
Discontinued operations:
Loss from operations before yield maintenance fees, net of minority interest of $1,850, $3,062 and $114 for the years ended December 31, 2006, 2005 and 2004, respectively	(79,174)	(29,182)	(1,252)
Yield maintenance fees, net of minority interest of $15,564, $16 and $103 for the years ended December 31, 2006, 2005 and 2004, respectively	(46,402)	(567)	(3,060)
Net gains on disposals, net of minority interest of $74,046, $562 and $934 for the years ended December 31, 2006, 2005 and 2004 respectively	237,556	20,194	28,543

Income (loss) from discontinued operations	111,980	(9,555)	24,231

Net loss	$(20,598)	$(93,615)	$(22,245)

Basic and diluted income (loss) per share:
From continuing operations	$(1.04)	$(0.71)	$(0.45)
From discontinued operations	$0.87	$(0.07)	$0.23

Total basic and diluted loss per share	$(0.17)	$(0.78)	$(0.22)

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(In thousands)

(unaudited)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(20,598)	$(93,615)	$(22,245)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	137,420	138,990	93,241
Minority interest	53,946	(4,500)	(1,118)
Amortization of leasehold interests and intangible assets	36,351	38,887	18,145
Amortization of above- and below-market leases	1,160	(120)	1,539
Amortization of deferred financing costs	13,708	12,656	5,006
Amortization of deferred compensation	13,031	13,440	10,273
Amortization of discount on pledged treasury securities	(359)	—	—
Non-cash component of Outperformance Plan	—	—	(5,238)
Non-cash compensation charge	273	262	244
Impairment charges	65,116	3,581	4,060
Net equity in loss from joint venture	1,397	—	—
Net gain on sales of properties and lease terminations	(315,077)	(23,006)	(30,076)
Net loss on sales of investments	—	530	409
Increase in restricted cash	(3,792)	(17,646)	(21,246)
Leasing costs	(18,154)	(8,404)	(17,349)
Payments received from tenants for lease terminations	1,947	440	2,061
Decrease (increase) in operating assets:
Tenant and other receivables, net	(23,405)	(19,601)	(22,055)
Prepaid expenses and other assets	(2,777)	(81)	(16,466)
Increase (decrease) in operating liabilities:
Accounts payable	4,447	(709)	3,138
Accrued expenses and other liabilities	(3,034)	(10,469)	44,972
Deferred revenue and tenant security deposits	31,711	50,002	71,325

Net cash (used in) provided by operating activities	(26,689)	80,637	118,620

Cash flows from investing activities:
Payments for acquisitions of real estate investments, net of cash acquired	(192,669)	(806,951)	(2,006,703)
Capital expenditures	(50,043)	(41,559)	(15,786)
Proceeds from sales of real estate and non-real estate assets	1,421,613	125,583	245,990
(Increase) decrease in restricted cash	590	1,601	(10,461)
Investment in joint venture	(23,300)	—	—
Sales of investments	1,116	21,240	52,880
Purchases of investments	(33,082)	(659)	(10,032)

Net cash provided by (used in) investing activities	1,124,225	(700,745)	(1,744,112)

Cash flows from financing activities:
Repayments of mortgages, bridge notes payable and credit facilities	(1,207,580)	(594,063)	(274,398)
Proceeds from mortgages, bridge notes payable and credit facilities	327,878	1,108,652	1,531,425
Proceeds from issuance of convertible senior notes, net	—	—	434,030
Payments for deferred financing costs, net	(2,118)	(838)	(25,758)
Proceeds from common share issuances, net	1,185	244,442	7,552
Redemption of Operating Partnership units	—	(4,405)	(31,112)
Contributions by limited partners	—	353	—
Dividends and distributions	(221,140)	(134,395)	(116,799)

Net cash (used in) provided by financing activities	(1,101,775)	619,746	1,524,940

Decrease in cash and cash equivalents	(4,239)	(362)	(100,552)
Cash and cash equivalents, beginning of year	110,245	110,607	211,159

Cash and cash equivalents, end of year	$106,006	$110,245	$110,607

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(In thousands)

(unaudited)

	Year Ended December 31,
	2006	2005	2004
Supplemental cash flow and non-cash information:
Cash paid for interest	$248,170	$166,533	$76,582

Cash paid for income taxes	$687	$24	$1,693

Debt assumed in real estate acquisitions	$—	$78,645	$48,072

Operating Partnership units issued to acquire real estate	$—	$—	$35,867

Non-cash acquisition costs	$—	$2,367	$—

APPENDIX A-2: RESULTS OF COMPLETED PROGRAMS SPONSORED BY

NICHOLAS S. SCHORSCH

(unaudited)

Year	Number of Properties Acquired	Aggregate Purchase Price of Properties Acquired	Number of Properties Sold	Aggregate Gross Proceeds from Sale of Properties	Aggregate Net Gain on Sales	Number of Properties Sold to AFR	Aggregate Gross Proceeds from Sale of Properties to AFR	Aggregate Net Gain on Sales to AFR
1998	105	$22,373,000	15	$8,054,000	$4,227,000	—	$—	$—
1999	33	18,825,000	16	8,418,000	4,468,000	—	—	—
2000	8	142,931,000	33	21,871,000	8,934,000	—	—	—
2001	71	24,126,000	45	22,921,000	4,107,000	—	—	—
2002	59	64,030,000	63	32,130,000	11,377,000	93	230,500,000	N/A	(1)
2003	—	—	11	54,347,000	2,567,000	—	—	—

Total	276	$272,285,000	183	$147,741,000	$35,680,000	93	$230,500,000	$—

(1)

The consideration received was principally limited partnership units in AFR’s operating partnership and some cash. The net aggregate gain on the sale to AFR can not be determined since the registrant has no information as to what each investor did with his or her limited partnership units after the initial transfer to AFR in 2002.